EXHIBIT 1.01

RESIGNATION

I, Michael Rouse, hereby resign from my position as both Chief Executive Officer (CEO) and Chairman-of-the-Board of Turbine Truck Engines, Inc., effective August 13, 2014. I certify that there is no known disagreement between the Company and myself, as defined in 17 CFR 240.3b-7, on any matter relating to the Company’s operations, policies or practices, nor have I been removed for cause.

/s/ Michael Rouse
Michael Rouse
Dated: August 13, 2014